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                                                                     EXHIBIT 3.1


                                FOURTH RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CHIEF AUTO PARTS INC.

         FIRST: The name of the corporation (hereinafter called the "Corporation") is CHIEF AUTO PARTS INC.

         SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred thousand (100,000) shares of common stock, all of which shall be of the same series with $.01 par value per share.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                 1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The phrase "whole Board" and the phrase "total number of the directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot unless required by the By-laws of the Corporation.

                 2. After the original or other By-laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the Delaware General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-laws of the Corporation may be exercised by the Board of Directors of the Corporation.

         SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same may be amended or supplemented, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this
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Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article SEVENTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article SEVENTH at the time of such repeal or modification.

         EIGHTH: From time to time and subject to the provisions of any Certificate of Designation filed by the Board of Directors, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.



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